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                                                                    EXHIBIT 4.5

                             DIGITAL TELEPORT, INC.
                             SHAREHOLDERS' AGREEMENT

     THIS AGREEMENT is made as of this 12th day of March, 1997, by and among DIGITAL TELEPORT, INC. (the "Company"), a Missouri corporation, RICHARD D. WEINSTEIN ("Weinstein"), an individual, and KLT TELECOM INC. ("KLT"), a Missouri corporation. Weinstein and KLT are hereinafter sometimes referred to collectively as "Shareholders" or individually as a "Shareholder."

     WITNESSETH:

     WHEREAS, the Shareholders own the capital shares of Company preferred stock, $.01 par value (the "Preferred Stock") and common stock, $.01 par value (the "Common Stock") issued and outstanding as of the date hereof indicated on Exhibit A;

     WHEREAS, it is in the best interests of the Shareholders and the Company that management of the Company be conducted in an orderly manner as hereinafter provided; and

     WHEREAS, the Shareholders desire to provide for such rights of first offer, tag-along rights and registration rights as described herein;

     NOW, THEREFORE, the Shareholders and the Company agree as follows:

     1. Management of the Company.

        1.1 Composition of the Board. The Board of Directors of the Company shall initially consist of four (4) directors. Two (2) of these four (4) directors shall be designated by Weinstein, and the remaining two (2) directors shall be designated by KLT, and each of Weinstein and KLT agree to vote for the election of all such designees to the board of directors. There shall be no change in the number or composition of the Board of Directors without the express approval of each of the Shareholders.

        1.2 Agreement to Vote Shares. At any annual or special stockholders' meeting called for the purpose of electing members of the Board of Directors of the Company, and whenever stockholders act by written consent with respect to the election of members of the Board of Directors of the Company, each of the Shareholders agrees to vote all of the Shares held or controlled by such Shareholder having voting rights with respect to the election of directors, and the Company agrees to take any and all actions necessary, to cause:

          (a) the election as directors of the Company of two

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    individuals nominated by Weinstein; and

          (b) the election as directors of the Company of two individuals nominated by KLT.

Each of the Shareholders shall at all times cause each of his or its duly nominated and elected directors to exercise their respective voting power to elect Richard D. Weinstein as the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. This obligation to elect Richard D. Weinstein to such offices shall terminate upon the termination of the Employment Agreement between the Company and Richard D. Weinstein, a form of which is attached as Exhibit E to a stock purchase agreement between the Company, KLT and Weinstein dated December 31, 1996 ("Stock Purchase Agreement").

        1.3 Removal and Vacancy of Directors. In the event either Shareholder wishes to remove a director who has been elected as its own nominee to the Board of Directors of the Company, the other Shareholder shall vote for or consent to such removal. In the event a vacancy in the office of a director is caused by death, retirement or removal of a director, the vacancy shall be filled by appointing or electing the nominee of the Shareholder whose nominee is so deceased, retired or removed. In the event either Shareholder wishes to remove an officer who has been elected as its nominee, the other Shareholder shall cause the directors it has nominated to vote for such removal. In the event a vacancy in the office of an officer is caused by death, retirement or removal of an officer, the vacancy shall be filled by appointing or electing the nominee of the Shareholder whose nominee is so deceased, retired or removed.

        1.4 Required Votes; Location of Meetings. Except as otherwise provided in this Agreement, the Articles of Incorporation or Bylaws of the Company, or applicable law, all actions by the Board shall be accomplished by the vote of at least a simple majority of the Board members present at a duly called meeting or by written unanimous consent. All meetings of the Board of Directors shall take place at a location mutually agreeable to the Shareholders.

        1.5 Unanimous Vote Required by Shareholders. The Company shall not take any of the following actions without the affirmative unanimous consent of the
Shareholders:

          (a) to dissolve the Company under applicable law;

          (b) to approve any acquisition or reorganization of any kind or other transaction involving the sale, exchange, lease, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company;


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          (c) to cause the Company to merge with or into any other corporation or entity;

          (d) to amend or modify the Articles of Incorporation or By-Laws of the Company;

          (e) to change the nature of the business of the Company; or

          (f) issue any type of debt or any type of equity securities of the Company.

Notwithstanding the fact that this Agreement is incorporated by reference into the Bylaws of the Company, this provision shall not require the approval of any shareholders of the Company other than Weinstein and KLT and subsequent transferees of the Shares.

        1.6 Unanimous Vote Required by Directors. The Company shall not take any of the following actions without the affirmative unanimous vote of the Board of
Directors:

          (a) to approve any acquisition or reorganization of any kind or other transaction involving the sale, exchange, lease, mortgage, pledge or transfer of all or substantially all the assets of the Company;

          (b) to cause the Company to merge with or into any other corporation or entity;

          (c) make any capital expenditures (or incur any obligation by or on behalf of the Company to make any capital expenditures) in the aggregate over the course of any Company fiscal year in excess of $5,000,000 which capital expenditures are not provided for in the Annual Business Plan (defined herein) adopted pursuant to Section 1.7 hereof;

          (d) to incur or refinance indebtedness not included in the Annual Business Plan;

          (e) to change the nature of the business of the Company;

          (f) to issue any type of debt or any type of equity securities of the Company; or

          (g) to transfer any shares or securities convertible into shares of the Company other than those securities issuable pursuant to the outstanding warrants set forth on Schedule 2.2 of the Stock Purchase Agreement.


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        1.7 Annual Business Plan and Budget. The business and affairs of the
Company shall be managed by the President, whose duties and responsibilities shall be as specified from time to time by the Board of Directors. At least five business days before each monthly meeting of the Board of Directors as provided in the By-Laws, the President shall deliver, or cause to be delivered, to the Board members financial statements for the last full calendar month prior to such Board meeting, or if the Board meeting is in the first five business days of a month then for the next previous calendar month. By the beginning of the first month of each fiscal year, the Company shall submit a business plan for that year, including a detailed projected income statement, balance sheet, and cash flow by month, along with a general business and market forecast for the year ("Annual Business Plan"). The Annual Business Plan shall be formally approved by the Board of Directors by unanimous vote.

        1.8 Reimbursable Expenses. The Company shall bear all reasonable travel and related expenses incurred by each Director to attend any meetings of the Board of Directors.

        1.9 Recusal of KLT Directors. In the event of any action by the Board of Directors to arrange or approve any financing of the Company to fund payment to the Shareholders by the Company pursuant to either the Optional Redemption at the Shareholder's Election or the Optional Redemption at the Company's Election set forth in the Certificate of Designation for the Preferred Stock, all Company directors nominated by KLT shall recuse themselves from such consideration and shall have no vote as to such matters.

        1.10 D&O Insurance. If available on reasonable terms, the Company shall establish and maintain directors and officers liability insurance in the amount of $10,000,000.

     2. Registration Rights.

            2.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Shareholder" shall mean the Shareholders, so long as either holds any Purchased Shares, and any person owning Purchased Shares who is a permitted transferee of rights under Section 3 of this Agreement.

            The terms "register," "registered," and "registration" shall mean a registration effected by the preparation and filing of a Registration Statement

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     in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

            "Purchased Shares" shall have the meaning assigned it in the Stock Purchase Agreement.

            "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all (i) registration, qualification and filing fees;
     (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Purchased Shares being registered); (iii) printing expenses, messenger, telephone and delivery expenses; (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of partners and employees of the Company performing legal or accounting duties); (v) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of comfort letters customarily requested by underwriters); (vi) reasonable fees and expenses of one counsel for the requesting Shareholder(s); (vii) fees and expenses of listing any Purchased Shares on any securities exchange on which the securities are then listed; and (viii) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts or commissions attributable to the sale of any Purchased Shares and any fees and expenses of underwriters' counsel (other than as provided in clause (ii) above).

            "Registration Rights" shall mean the rights of the Shareholders to cause the Company to register Purchased Shares pursuant to Section 2 of this Agreement.

            "Registration Statement" shall mean any registration statement or similar document that covers any of the Purchased Shares pursuant to the provisions of this Agreement, including the prospectus or preliminary prospectus included therein, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits to such Registration Statement and all material incorporated by reference in such Registration Statement.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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                  2.2      Demand Registration.

          (a) If the Company shall receive at any time a written request from any Shareholder(s) of Purchased Shares ("Initiating Shareholder") that the Company file a Registration Statement covering the registration of the amount of Purchased Shares specified in the written request of the Initiating Shareholder, then the Company shall (i) within five (5) days of the receipt of such registration request, give written notice of such registration request to all Shareholders of Purchased Shares, and (ii) effect, as soon as practicable and in any event no less than thirty (30) nor more than one hundred twenty (120) days after the receipt of such registration request, the registration of such Purchased Shares and shall include in such registration all Purchased Shares with respect to which the Company receives, within the twenty (20) days immediately following the receipt by the Shareholder(s) of such notice from the Company, a request for inclusion in the registration from the Shareholder(s) thereof. Each such request from a Shareholder of Purchased Shares for inclusion in the registration shall also specify the aggregate amount of Purchased Shares proposed to be registered.

          (b) If the Initiating Shareholder intends to distribute the Purchased Shares covered by its request by means of an underwritten public offering, it shall so advise the Company as a part of its request made pursuant to Section 2.2(b) hereof and the Company shall include such information in its written notice to the Shareholders required under such Section. In the event that the Initiating Shareholder intends to distribute the Purchased Shares by means of an underwritten offering, the right of any Shareholder to include its Purchased Shares in such registration shall be conditioned upon such Shareholder's participation in such underwriting and the inclusion of such Shareholder's Purchased Shares in the underwriting to the extent provided herein. All Shareholders proposing to sell Purchased Shares through such underwriting (including the Company as provided in Section 2.4(e) of this Agreement and any other holder of securities permitted to participate in such registration pursuant to this Section 2.2(b)) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Initiating Shareholder for such underwriting (provided the same are underwriters of recognized national standing reasonably acceptable to the Company), upon the terms and conditions agreed upon between the Company and such underwriter(s). Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise the Initiating Shareholder in writing that marketing or other factors require that less than 100% of the Purchased Shares requested by the Shareholder or Shareholders of Purchased Shares be included in the underwriting, then the Company shall so advise all Shareholders of Purchased Shares that would otherwise be underwritten pursuant hereto, and the amount of Purchased Shares that may be included in the underwriting shall be allocated among all Shareholders thereof, including the Initiating Shareholder, in proportion (as nearly as practicable) to the amount of Purchased Shares which each Shareholder requested be included in such registration. If the amount of Purchased Shares to be underwritten has not

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been so limited, the Company may include securities for its own account (or for the account of other holders) in such registration if the underwriter(s) so agree and to the extent that, in the opinion of such underwriter(s), the inclusion of such additional amount will not adversely affect the offering of the Purchased Shares included in such registration.

          (c) The Shareholders of Purchased Shares will be entitled to request pursuant to this Section 2.2 one (1) registration on Form S-1 or any similar long-form registration and up to two (2) registrations on Form S-2, Form S-3 or similar short-form registrations, but in no event may the Shareholders of Purchased Shares be entitled to request more than one (1) such registration in any 12-month period.

            2.3 Incidental Registration. In the event that (but without any obligation to do so) the Company proposes to register any securities of the Company in connection with the public offering of such securities solely for cash on any form of Registration Statement in which the inclusion of Purchased Shares is appropriate (other than a registration pursuant to a Registration Statement on Form S-8 or Form S-4 (or any successor forms) or any form that does not include substantially the same information, other than information relating to the selling Shareholders or their plan of distribution, as would be required to be included in a registration statement covering the sale of Purchased Shares), the Company shall promptly give each Shareholder written notice of such registration at least thirty (30) days before the anticipated filing date of any such Registration Statement. Upon the written request of any Shareholder within fifteen (15) days after the receipt by such Shareholder of such notice from the Company, the Company shall cause to be registered under the Securities Act all of the Purchased Shares that such Shareholder has so requested to be registered. The Company shall not be required to proceed with, or maintain the effectiveness of, any registration of its securities after giving the notice herein provided, and the right of any Shareholder to have Purchased Shares included in such Registration Statement shall be conditioned upon participation in any underwriting to the extent provided herein. The Company shall not be required to include any Purchased Shares in such underwriting unless the Shareholders thereof enter into an underwriting agreement with the underwriter(s) selected by the Company in customary form, and upon terms and conditions agreed upon between the Company and such underwriter(s) (except as to monetary obligations of the Shareholders not contemplated by Section 2.7 of this Agreement).

            2.4 Registration Procedure. Whenever required under this Agreement to effect the registration of any Purchased Shares, the Company shall, as expeditiously as possible:

            (a) prepare and file with the SEC a Registration Statement with respect to such Purchased Shares and use its reasonable best efforts to cause such Registration Statement to become effective, and, upon the request


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     of the holders of a majority of the Purchased Shares registered thereunder, keep such Registration Statement effective for up to ninety
     (90) days or such shorter period as shall be required to sell all of the Purchased Shares covered by such Registration Statement;

            (b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Purchased Shares covered by such Registration Statement;

            (c) furnish to the Shareholder(s) of Purchased Shares to be registered, without charge, such number of copies of a prospectus, including a preliminary prospectus, and any amendments or supplements thereto as such Shareholder(s) may reasonably request;

            (d) use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Shareholder(s); provided, however, that the Company shall not be required to qualify to do business, file a general consent to service of process or subject itself to taxation in any such states or jurisdictions where it would not otherwise be required to so qualify to do business or consent to service of process or subject itself to taxation;

            (e) cooperate with the Shareholder(s) of Purchased Shares and the underwriters, if any, participating in the disposition of such Purchased Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.;

            (f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering, in accordance with such terms and conditions as the Company and the underwriter(s) may agree. Each Shareholder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

            (g) notify each Shareholder of Purchased Shares covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances

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         then existing;

            (h) in the case of an underwritten public offering, furnish, at the request of any Shareholder requesting registration pursuant to this Agreement, on the date that such Purchased Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, (A) an opinion of counsel representing the Company for the purposes of such registration, and (B) a letter addressed to the underwriters from independent certified public accountants of the Company, in each case to be dated such date and to be in form and substance as is customarily given by counsel or independent certified public accountants, as the case may be, to underwriters in an underwritten public offering;

            2.5 Right to Withdraw Registration. Notwithstanding anything herein to the contrary, the Company may delay, suspend or withdraw any registration or qualification of Purchased Shares required pursuant this Agreement for a period not exceeding sixty (60) days if the Company in good faith determines that any such registration would adversely affect an offering or contemplated offering of any securities of the Company or any other contemplated material corporate event.

            2.6 Obligation of Shareholders to Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to any Purchased Shares that each Shareholder thereof furnish to the Company such information regarding itself, the Purchased Shares held by it, and the intended method of disposition of such Purchased Shares as shall be required to effect the registration of such Shareholder's Purchased Shares.

            Each Shareholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.5(g) hereof, such Shareholder shall forthwith discontinue disposition of Purchased Shares pursuant to the then current prospectus until the earliest of the following events: (i) such Shareholder is advised in writing by the Company that a new Registration Statement covering the reoffer of Purchased Shares has become effective under the Securities Act, (ii) such Shareholder receives copies of a supplemented or amended prospectus contemplated by Section 2 hereof, or (iii) until such Shareholder is advised in writing by the Company that the use of the then current prospectus may be resumed. The Company shall use its reasonable best efforts to limit the duration of any discontinuance of disposition of Purchased Shares pursuant to this paragraph.

            2.7 Registration Expenses. In the case of any registration of Purchased Shares required pursuant to this Agreement, the Company shall pay all Registration Expenses regardless of whether the Registration Statement becomes effective.


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            2.8 Delay of Registration. No Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.9 Market Stand-Off Agreement. Each Shareholder hereby agrees that during the 180-day period following the effective date of a registration statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company and any underwriter, sell or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any securities of the Company held by it at any time during such period except securities included in such registration, provided, however, that:

          (a) Such agreement shall be applicable only to: (i) the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering and (ii) a demand registration pursuant to Section 2.2 with respect to an underwritten offering; and

          (b) All officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Purchased Shares of each Shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            2.10 Termination of Registration Rights. All rights and duties provided for in this Section 2 shall terminate (a) on the eighth anniversary of the closing of the sale of securities pursuant to a registration statement filed by the Company under the 1933 Act in connection with the initial firm commitment underwritten offering of its securities to the general public, or (b) as to each individual Shareholder, at such time after the Company's initial registered offering as all Purchased Securities held by and issuable to such Shareholder may be sold under Rule 144 of the 1933 Act and as long as such Shareholder holds less than 1% of the then outstanding Purchased Shares.

            2.11 Indemnification and Contribution.

            (a) Indemnification by the Company. In the event any Purchased Shares are included in a Registration Statement pursuant to this Agreement, the Company hereby agrees to indemnify and hold harmless each Shareholder, its partners, directors, officers and employees and each person, if any, who "controls"



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(within the meaning of the Securities Act) such Shareholder (the
"Shareholder Indemnitees") against all losses, claims, damages, or liabilities, joint or several, or actions in respect thereof ("Losses") to which such Shareholder Indemnitees may become subject under the Securities Act, or otherwise, insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related preliminary prospectus, or any related prospectus or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Shareholder Indemnitees for any legal or other expenses reasonably incurred by it or them in connection with investigating or defending any such Losses; provided, however, that the Company will not be so liable to the extent that any such Losses arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such Registration Statement, such preliminary prospectus, or such prospectus, or any such amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of a Shareholder or an underwriter specifically for use therein; provided further, that the Company shall not be liable, and this indemnification agreement shall not apply, to the extent that any such Losses are solely attributable to the failure of such Shareholder (or underwriter or agent acting on its behalf) to deliver a final prospectus (or amendment or supplement thereto) that corrects a material misstatement or omission contained in the preliminary prospectus (or final prospectus).

            (b) Indemnification by the Shareholder of Purchased Shares. With respect to written information furnished to the Company in connection with any registration pursuant to the terms of this Agreement by or on behalf of a Shareholder specifically for use in a Registration Statement, any related preliminary prospectus, or any related prospectus or any supplement or amendment thereto, such Shareholder shall severally indemnify and hold harmless the Company, and its partners and employees and each person, if any, who "controls" (within the meaning of the Securities Act) the Company (the "Company Indemnitees") against any Losses to which the Company or such other person entitled to indemnification hereunder may become subject under the Securities Act, or otherwise, insofar as such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, such preliminary prospectus, or such prospectus, or any such amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and such Shareholder shall reimburse the Company Indemnitees for any legal or other expenses reasonably incurred by it or them in connection with investigating or defending any such Losses, in each case to the extent, but only to the extent, that the same arises out of, or is based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state

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a material fact in such Registration Statement, such preliminary prospectus, or such prospectus or any such amendment or supplement thereto in reliance upon, and in conformity with, such written information. In no event shall the liability of any selling Shareholder hereunder be greater in amount than the dollar amount of the proceeds (net of the payment of all expenses by such Shareholder) received by such Shareholder upon the sale of the Purchased Shares giving rise to such indemnification obligation.

            (c) Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party hereunder of notice of any claim or the commencement of any action by a claimant not an indemnified party hereunder ("Third-Party Claim"), the indemnified party shall, if a claim for indemnification in respect thereof is to be made by such indemnified party against an indemnifying party, promptly notify such indemnifying party in writing of such Third-Party Claim as soon as is reasonably practicable after said claim is actually known to the indemnified party; provided, however, that the right of an indemnified party to be indemnified hereunder in respect of Third-Party Claims shall not be adversely affected by such indemnified party's failure to notify the indemnifying party of such Third-Party Claim unless, and then only to the extent that, an indemnifying party is actually damaged or suffers any loss or incurs any additional expense as a result thereof. If any such Third-Party Claim is brought against an indemnified party, and it promptly notifies the indemnifying party thereof, the indemnifying party shall be entitled to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. After the indemnifying party gives notice to the indemnified party of its election to assume the defense of such Third-Party Claim, (i) the indemnifying party shall not, except as provided below, be liable to the indemnified party for any legal or other expense subsequently incurred by the indemnified party in connection with the defense thereof, (ii) the indemnifying party shall not be liable for the costs and expenses of any settlement of such claim or action unless such settlement was effected with the written consent of the indemnifying party or the indemnified party waived any rights to indemnification hereunder in writing, in which case the indemnified party may effect a settlement without such consent at its own cost and expense, and (iii) the indemnified party shall be obligated to cooperate with the indemnifying party in the investigation of such claim or action; provided, however, that the Shareholder Indemnitees may employ their own counsel to participate in the defense of a Third-Party Claim if they have been advised by counsel in writing that, in the reasonable judgment of such counsel, it is advisable for such Shareholder Indemnitees to be represented by separate counsel due to the presence of a conflict of interest between such Shareholder Indemnitees and the indemnifying party, and in such event the fees and expenses of such separate counsel shall be paid by the Company; provided further, that the Company shall not be liable for the reasonable fees and expenses of more than one separate counsel at any time for all such Shareholder Indemnitees. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Third-Party Claim in respect of

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which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such Third-Party Claim) unless such settlement, compromise or consent includes a release of such indemnified party reasonably acceptable to such indemnified party from all liability arising out of such Third-Party Claim, or unless the indemnifying party shall confirm in a written agreement reasonably acceptable to such indemnified party that, notwithstanding any federal, state or common law, such settlement, compromise or consent shall not adversely affect the right of any indemnified party to indemnification or contribution as provided in this Agreement.

          (d) Survival of Indemnification. The obligations under this Section
2.11 shall survive the completion of any offering of Purchased Shares in a Registration Statement pursuant to this Agreement, and otherwise.

     3. Additional Rights of Shareholders/Transfers of Shares

          3.1 Right of First Offer

            (a) If either Shareholder ("Transferring Shareholder") intends to transfer all or a portion of its Shares to any person or entity in any transaction (other than a public offering and other than a transfer by DTI of all of its Shares in the Company as approved by the Board pursuant to Section 1.6(g)), it shall give written notice (the "Sales Notice") to the other Shareholder ("Non-Transferring Shareholder") of such intention. The Sales Notice, in addition to stating the fact of the intention to transfer, shall state (i) the number of Shares to be transferred, and (ii) an offered amount of the consideration for such Shares and the other terms of the transfer. The Non-Transferring Shareholder may, within 30 days of its receipt of a Sales Notice, exercise an option to purchase all (but not less than all) of the Shares intended to be transferred by the Transferring Shareholder in the Sales Notice. The Non-Transferring Shareholder must exercise its option to purchase all of the Shares intended to be transferred on the terms in the Sales Notice or forfeit its option. The Non-Transferring Shareholder shall exercise its option by delivering written notice (the "Acceptance Notice") to the Transferring Shareholder within the time specified above.

            (b) The purchase price for Shares purchased pursuant to this Section 3 shall be as set forth in the Sales Notice. The closing of the sale and purchase shall take place within 150 days after the delivery to the Transferring Shareholder of the Acceptance Notice.

            (c) If the Non-Transferring Shareholder does not elect to exercise its option to purchase Shares pursuant to this Section 3, then the Transferring Shareholder may transfer the Shares according to the terms of the Sales Notice at any time within 60 days after the expiration of the 30 period specified in
Section 3.1(a). Such transfer is subject to the transferee executing an

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


instrument accepting and adopting all terms and provisions of this Agreement.

          3.2 Right to Maintain Ownership of Shares. If the Company shall at any time (i) issue to Weinstein any securities of the Company or instruments convertible into any security of the Company ("New Securities"), and (ii) such issuance shall reduce the KLT Ratio (as defined herein) to less than the 50%, then KLT shall have the right to purchase, at the equivalent price per share, on the same terms and conditions, and of the same type as the New Securities, an additional number of such securities such that the KLT Ratio shall equal 50%. The KLT Ratio shall be equal to a fraction, the numerator of which is the sum of
(i) the number of shares of common stock owned by KLT and (ii) the number of shares of common stock into which any convertible equities of the Company owned by KLT is convertible (collectively "KLT Shares") and the denominator of which is the sum of (x) the KLT Shares, (y) the number of shares of Common Stock owned by Weinstein and (z) the number of shares of Common Stock into which any convertible equities of the Company owned by Weinstein is convertible.

          3.3 Location of DTI Corporate Offices. Weinstein agrees to offer to the Company the opportunity to build and own any new building built to house the Company's operations, before Weinstein or any affiliate of Weinstein builds or obtains ownership of such building. If the Company declines such opportunity, and Weinstein pursues such opportunity to completion, the Company shall have the right to obtain space in such building at a price equal to 80% of the market appraised rate for such space.

          3.4 Tag Along Sales.

            (a) Right to Require Sale. Notwithstanding any other provision hereof, if either Shareholder (the "Selling Shareholder") agrees to sell any Shares held by such Selling Shareholder at that time to an unaffiliated third party (a "Interest Sale"), then upon request of the Nonselling Shareholder, the Selling Shareholder will afford the Nonselling Shareholder the opportunity to sell, the same percentage of Shares held by the Nonselling Shareholder at that time to such third party, at the same price and on the same terms and conditions as the Selling Shareholder has agreed to sell his Shares.

            (b) Interest Sale Notice. Prior to making any Interest Sale, the Selling Shareholder shall provide the Nonselling Shareholder with written notice (the "Interest Sale Notice"). If the consideration in the Interest Sale is cash, the Selling Shareholder shall give the Interest Sale Notice at least ten (10) business days prior to the proposed date of the Interest Sale ("Interest Sale Date"). In all other situations, the Interest Sale Date shall not take place until ten (10) business days following the receipt by the Nonselling Shareholder of all information about the Interest Sale that the Nonselling Shareholder reasonably requests within five (5) business days of receiving the Interest Sale Notice. The Interest Sale Notice will

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


identify the proposed purchaser, the percentage of Common Stock to be sold, the proposed amount and form of consideration to be paid per share, the terms and conditions of payment and, if the consideration in the Interest Sale is cash, the Interest Sale Date.

            (c) Interest Sale Closing. On the Interest Sale Date, the Selling Shareholder and the Nonselling Shareholder shall deliver certificates, notes and instruments of assignment for the securities to be sold in the Interest Sale, duly endorsed for transfer (accompanied as appropriate by stock power or powers and other appropriate instruments of assignment duly executed), to the purchaser in the manner and at the address indicated in the Interest Sale Notice, against delivery of the agreed purchase price.

          3.5 Accession to Shareholder's Agreement. Any transfer of Shares shall be subject to the agreement by the transferee of such Shares to be bound by all terms and conditions of this Agreement.

          3.6 Legend. All Shares shall be imprinted with a legend in substantially the following form:

         "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO THE REGISTRATION PROVISIONS OF SUCH ACTS OR AN EXEMPTION THEREFROM. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN A CERTAIN STOCK PURCHASE AGREEMENT AND A CERTAIN SHAREHOLDERS AGREEMENT, BY AND AMONG THE COMPANY AND THE PURCHASER OF SUCH SHARES, COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL OFFICES OF THE COMPANY."

         4.       Termination.

          4.1 Complete Termination. This Agreement and all restrictions on Share transfers created hereby shall terminate on the occurrence of any of the following events:

            (a) The bankruptcy or dissolution of the Company.

            (b) A single Shareholder becoming the owner of all of the Shares of the Company, which are then subject to this Agreement, in which case all Company directors nominated by the Shareholder whose is no longer an owner of Shares shall immediately resign and all rights previously held by that Shareholder who is no longer an owner of Shares shall terminate.

            (c) The execution of a written instrument by the Company and all of the Shareholders who then own Shares subject to this Agreement which terminates the same.

          4.2 Effect. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of its termination except that upon termination of this Agreement KLT shall cause the resignation of its nominees to the Board of Directors and shall thereafter have no right arising hereunder to nominate or elect members of the Board of Directors.

     5. General Provisions.

          5.1 Governing Law. This Agreement shall be construed pursuant to the laws of the State of Missouri.

          5.2 Definitions. When used herein, the term "Shares" shall mean in all cases, except where the context clearly requires otherwise, all shares of the Company's Common Stock and Preferred Stock owned by the Shareholders.

          5.3 Remedies for Breach. The Shares are unique chattels and each party to this Agreement shall have the remedies which are available to him or it for the violation of any of the terms of this Agreement, including, but not limited to, the equitable remedies for specific performance and injunctive relief.

          5.4 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either in person or by nationally recognized courier or by fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 5.4 for, or such other address as may be designated in writing hereafter by, such party:

         If to the Company:

                  Digital Teleport, Inc.
                  11111 Dorsett Road
                  St.  Louis, MO
                  Attn:  Richard D.  Weinstein

         With a copy to:

                  Bryan Cave LLP
                  One Metropolitan Square, Suite 3600
                  211 N.  Broadway
                  St.  Louis, MO 63102
                  Attn:  J.  Mark Klamer, Esq.

          If to KLT:

                  KLT Telecom Inc.
                  1201 Walnut
                  Kansas City, Missouri 64106
                  Fax: 816-556-2802
                  Attn:  Ronald G.  Wasson

                  With a copy to:

                  KLT Inc.
                  1201 Walnut
                  Kansas City, Missouri 64106
                  Fax: 816-556-2802
                  Attn: General Counsel

                  and to:

                  Shughart Thomson & Kilroy
                  Twelve Wyandotte Plaza
                  120 West 12th Street
                  Kansas City, Missouri 64105
                  Fax: 816-374-0509
                  Attn:  Robert E.  Fitzgerald

          5.5 Amendment. This Agreement may be amended or altered at any time if the amendment or alteration is both ratified by the Board of Directors of the Company and consented to in writing by all other parties hereto.

          5.6 Captions. The captions and headings to Sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe the meaning or the interpretation of this Agreement.

          5.7 Binding Effect. This Agreement is binding upon and inures to the benefit of the Company, its successors, assigns, and transferees, and to the Shareholders and their respective heirs, personal representatives, successors and permitted assigns and transferees.

          5.8 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

          5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

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




     IN WITNESS WHEREOF, the Company and the Shareholders have executed this Agreement on the day and year above written.

                                  DIGITAL TELEPORT, INC.

                                  By: /s/  Richard D. Weinstein
                                      ------------------------------------
                                      Richard D.  Weinstein
                                      President


                                  SHAREHOLDERS:


                                      /s/  Richard D. Weinstein
                                      ------------------------------------
                                      Richard D.  Weinstein


                                  KLT Telecom Inc.


                                  By: /s/  R. G. Wasson
                                      ------------------------------------
                                      Ronald G.  Wasson
                                      President

                                    EXHIBIT A

                        SHARES OWNED BY THE SHAREHOLDERS



NAME OF SHAREHOLDER                              NUMBER OF SHARES OWNED
Richard D.  Weinstein                            300 Shares of Common Stock
KLT Telecom Inc.                                 151 Shares of Preferred Stock



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